Exhibit 3.53

Certificate of Incorporation

of

NBTY Florida, Inc.

First:                                          The name of this corporation (this “Corporation”) is: NBTY Florida, Inc.

Second:                              This Corporation’s registered office in the State of Delaware is at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

Third:                                      The purpose or purposes of this Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:                                The total number of shares of stock this Corporation is authorized to issue is:  1,000, par value $.01 per share.

Fifth:                                           The name and address of the incorporator is as follows:

Dina Karman

2100 Smithtown Avenue

Ronkonkoma, New York  11779

Sixth:                                        The Board of Directors will have the power to adopt, amend or repeal the by-laws.

Seventh:                          No director will be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director will be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh will apply to or have any effect on the  liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring before such amendment.

In Witness Whereof, the undersigned, being the incorporator hereinbefore named, has executed signed and acknowledged this Certificate of Incorporation this 7th day of February, 2011.

/s/ Dina Karman
Dina Karman
Incorporator